Exhibit 99.1

Broadwind Energy Announces Q4 and Full-Year 2012 Results

Second Year of Transformation Complete; Firmly on Path to Profitability

Q4 Highlights:

•                  Order intake of $69 million increased from prior-year quarter; year-end backlog rose 23% from September 30, 2012 to $123 million

•                  Q4 sales of $44.9 million, down 18% from prior-year quarter, due to expiration of the Production Tax Credit (PTC) at the end of the year

•                  SGA expenses (excluding restructuring costs) declined 24% to $5.0 million from Q4 of the prior year

•                  Adjusted EBITDA increased to $.7 million from prior-year loss of $1.0 million, driven by improved efficiencies and operating expense reductions

•                  Operating working capital reduced $17.7 million from Q3 2012 to $21.6 million, 12% of Q4 annualized sales

•                  Operating line of credit paid down by $16.6 million during the quarter; balance outstanding less than $1 million at 12/31/12

Cicero, Ill., February 27, 2013 — Broadwind Energy, Inc. (NASDAQ: BWEN) reported sales of $44.9 million for the fourth quarter of 2012, an 18% decrease compared to $55.1 million in the fourth quarter of 2011. As expected, the decrease reflects the acceleration of wind tower shipments into earlier quarters in anticipation of the expiration of the Production Tax Credit at the end of 2012.

The Company reported a net loss from continuing operations of $5.9 million or $.41 per share in the fourth quarter of 2012, compared to a loss of $5.7 million or $.41 per share during the fourth quarter of 2011. The slight increase in net loss was primarily due to increased amortization expense associated with a customer intangible. The Company reported non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based payments and restructuring) of $.7 million during the fourth quarter of 2012, compared to an adjusted EBITDA loss of $1.0 million during the fourth quarter of 2011. The progress reflected significantly improved operating results for all segments, partially offset by the impact of 17% lower tower volume throughput in the fourth quarter.

For the full-year 2012, sales of $210.7 million exceeded full-year 2011 sales by 13%, reflecting growth in all operating segments. For the full-year 2012, the loss from continuing operations narrowed to $17.9 million, from a $20.7 million loss reported in 2011. The Company reported non-GAAP adjusted EBITDA of $5.5 million, up sharply from an adjusted EBITDA loss of $2.1 million for full-year 2011 due primarily to improved operating results in the Gearing and Services segments, and lower Corporate expenses. These were partially offset by weaker Towers and Weldments segment results reflecting the operational challenges experienced earlier in the year.

Peter C. Duprey, president and chief executive officer, stated, “Owing to our strategy to transform Broadwind Energy by diversifying our customer base and our revenue composition, we have successfully navigated a very difficult year caused by uncertainties due to the expiration of the Production Tax Credit. Our efforts to combat these severe headwinds improved our EBITDA $1.6 million from the fourth quarter of 2011. In the fourth quarter, Towers segment operations were particularly challenged by deliveries accelerating ahead of the PTC expiration and then falling off sharply as year-end approached. Our Services business booked record orders in the fourth quarter and started 2013 with a backlog of $10.0 million. Our Gearing business faced its own obstacles due to low natural gas prices, but saw increased demand for enclosed drives primarily in the oil markets. In all, we finished 2012 with 13% top-line growth and a $7.6 million improvement in EBITDA, and achieved our goal of positive EBITDA in every quarter. Supported by a strengthening balance sheet, this puts Broadwind solidly on a path to profitability.”

Mr. Duprey concluded, “Tower supply and demand have come into balance, partly due to a favorable ruling from the International Trade Commission, and in part from Congress extending the PTC for projects that begin construction in 2013. We see strong near-term demand for towers as some of the market uncertainty has been removed, and recently announced a $27 million tower order. As a result, we now expect higher productivity in Towers in 2013 than last year, which, combined with benefits from our restructuring initiatives, should drive significant expansion in our 2013 gross margins. Our revenue diversification strategy continues to support growth in our Industrial Weldments, Gearing and Services businesses and we are positioned to achieve our goal of deriving nearly half of our 2013 revenue—more than $100 million—independent of new wind turbine demand. Therefore, we view our 2013 outlook for $215-225 million in revenue and $9-12 million in EBITDA as highly achievable.”

Orders and Backlog

The Company booked $69.1 million in net new orders during the fourth quarter, an increase of 1% from the prior-year quarter. Towers and Weldments orders, which vary considerably from quarter-to-quarter, totaled $49.2 million, including follow-on orders from two new customers added in 2012. Fourth quarter Gearing orders totaled $7.0 million, a 50% decrease from the prior-year fourth quarter, as orders from natural gas fracking and mining equipment customers remained soft; these were partly offset by solid order intake from other industrial and oil customers. Services had a record quarter, as orders more than doubled to $12.9 million from the prior-year fourth quarter, including a large drivetrain project with an industrial customer.

At December 31, 2012, backlog totaled $123 million, up from $100 million at September 30, 2012.

Segment Results

Towers and Weldments

Broadwind Energy fabricates specialty weldments for wind, oil and gas, mining and other industrial applications, specializing in the production of wind turbine towers.

Towers and Weldments segment sales totaled $25.6 million in the fourth quarter of 2012, compared to $34.6 million in the fourth quarter of 2011. As expected, revenue decreased 26% from the prior-year quarter as deliveries were accelerated into earlier quarters of 2012 ahead of the expiration of the Production Tax Credit, which was renewed early in 2013. Consistent with the company’s diversification strategy, industrial weldment sales of $3.6 million were up significantly from the prior year. Non-GAAP adjusted EBITDA for the fourth quarter was $1.2 million in 2012, compared to $1.6 million in 2011. The decrease was due primarily to lower Towers revenue, offset somewhat by increased sales of industrial weldments and lower operating expenses. Towers and Weldments segment operating loss for the fourth quarter of 2012 was $.5 million, compared to a slight profit in 2011.

Towers and Weldments segment sales for 2012 totaled $135.2 million, a 16% increase over 2011 reported sales. In the current year, approximately $19.8 million of additional steel costs were included in tower sales, compared with 2011 tower sales which included a higher mix of fabrication-only tower sales. In addition, industrial weldment sales nearly tripled in 2012, making a solid contribution to the increase in segment revenue compared to the prior year.

Non-GAAP adjusted EBITDA for 2012 was $8.3 million, down 20% from 2011 due mainly to operating inefficiencies related to producing multiple tower designs earlier in the year. Towers and Weldments segment operating income totaled $2.8 million compared to $5.2 million in 2011 due to the factors noted above.

Gearing

Broadwind Energy engineers, builds and remanufactures precision gears and gearing systems for wind, oil and gas and mining applications.

Gearing segment sales totaled $14.3 million in the fourth quarter of 2012, compared to $15.6 million in the fourth quarter of 2011. The 8% decrease was due primarily to lower sales into natural gas fracking markets, partially offset by higher sales to other industrial and mining equipment customers. Non-GAAP adjusted EBITDA for the fourth quarter of 2012 was $1.0 million, increasing from $.4 million in the prior-year fourth quarter, due to improved margins and lower operating expenses, which more than offset the impact of lower sales volumes. Gearing segment operating loss for the fourth quarter of 2012 was $2.2 million, unchanged from 2011, and included $.4 million of additional restructuring expense associated with the plant consolidation project underway and the $.5 million impact of accelerating the amortization of customer intangibles, in addition to the factors described above.

Gearing segment revenues for 2012 totaled $55.7 million, up modestly from $54.3 million in 2011. Sales to industrial and other customers increased 55% compared to the prior year, more than offsetting the 78% decline in sales to new-wind customers. Gearing sales to industrial and other customers represented 91% of 2012 sales, compared to 60% in 2011. Non-GAAP adjusted EBITDA for 2012 totaled $5.0 million compared to a loss of $.5 million in 2011. The significant improvement was due to the increased sales from higher-margin industrial customers, improved productivity and lower operating expenses in 2012. Gearing segment operating loss for 2012 improved to $7.6 million, compared to a reported operating loss of $10.7 million for 2011.

Services

Broadwind Energy specializes in non-routine drivetrain and blade maintenance services. The Company also offers comprehensive installation support and field services to the wind industry.

Revenue from the Services segment was $6.1 million in the fourth quarter of 2012, compared with $5.5 million in the fourth quarter of 2011. This 11% increase in revenue was primarily the result of higher drivetrain and blade services revenue, partially offset by lower field services activity in the Midwest region. Non-GAAP adjusted EBITDA improved in the fourth quarter to near break-even, compared to a loss of $1.1 million in the prior year as result of improved margins, reduced manufacturing overhead and lower operating expenses. Services segment operating loss decreased in the fourth quarter of 2012 to $.9 million, compared to a loss of $1.4 million in the fourth quarter of 2011, reflecting the factors described above, partly offset by higher depreciation and restructuring expenses.

Services segment sales for 2012 totaled $22.1 million, an increase of 36% compared to reported sales for 2011. The significant improvement was due to higher overall revenue across all product lines. Non-GAAP adjusted EBITDA narrowed to a loss of $1.5 million in 2012 from a loss of $4.0 million in 2011. The 63% improvement, year-over-year, was due primarily to improved margins and lower operating expenses compared to 2011. Operating loss for 2012 improved to a loss of $4.2 million, compared to a loss of $5.2 million in 2011.

Corporate and Other

Corporate and other expenses totaled $2.0 million in the fourth quarter of 2012, compared with $2.3 million in the fourth quarter of 2011. The improvement was primarily attributable to lower legal expense, reduced headcount, and other general cost containment efforts.

Corporate and other expenses totaled $8.3 million for 2012 compared to $9.6 million for 2011. The 14% decrease was primarily due to the factors noted above.

On a consolidated basis for the fourth quarter, total operating expenses, excluding restructuring, declined to $5.6 million from $6.7 million, compared to the prior-year fourth quarter.

The future income tax benefits associated with the current period loss were offset by an increase in the valuation allowance; therefore the effective federal tax rate is zero. As of year-end, cumulative federal net operating loss carry-forwards totaled $154 million. In February 2013, The Board of Directors passed a Net Operating Loss Shareholder Rights Plan in an attempt to preserve this significant tax asset.

Cash and Liquidity

During the quarter, operating working capital decreased $17.7 million to $21.6 million or 12% of annualized fourth-quarter 2012 sales. The sharp decrease from September 30, 2012 was due primarily to reductions in inventory and in trade receivables as the Company received payments for towers that were shipped during the third quarter.

As a result of the working capital reduction, the Company significantly reduced the outstanding balance on the $20 million line of credit put in place in the third quarter of 2012. The line was paid down by $16.6 million to just under $1.0 million at December 31, 2012. Net debt dropped to $10.1 million at year-end from $25.1 million at September 30, 2012.  Under the terms of this borrowing structure, cash balances remain at a minimum when the credit line is drawn.  As a result, cash and equivalents totaled $.8 million at year-end 2012.

About Broadwind Energy, Inc.

Broadwind Energy (NASDAQ: BWEN) applies decades of deep industrial expertise to innovate integrated solutions for customers in the energy and infrastructure markets. From gears and gearing systems for wind, oil and gas and mining applications to wind towers, to comprehensive remanufacturing of gearboxes and blades, to operations and maintenance services, and industrial weldments, we have solutions for the energy needs of the future. With facilities throughout the U.S., Broadwind Energy’s talented team of 800 employees is committed to helping customers maximize performance of their investments-quicker, easier and smarter. Find out more at www.bwen.com.

Forward-Looking Statements

This release includes various forward-looking statements related to future, not past, events. Statements in this release that are not historical are forward-looking statements. These statements are based on current expectations and we undertake no obligation to update these statements to reflect events or circumstances occurring after this release. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include, but are not limited to: expectations regarding our business, end-markets, relationships with customers and our ability to diversify our customer base; the impact of competition and economic volatility on many of the industries in which we compete; our ability to realize revenue from customer orders and backlog; the impact of regulation on our end-markets, including the wind energy industry in particular; the sufficiency of our liquidity and working-capital; our restructuring plans and the associated cost-savings; our ability to preserve and utilize our tax net operating loss carry-forwards; and other risks and uncertainties described in our filings with the Securities and Exchange Commission.

BWEN INVESTOR CONTACT: Joni Konstantelos, 708.780.4819 joni.konstantelos@bwen.com

LHA — Jody Burfening/Carolyn Capaccio, 212.838.3777, ccapaccio@lhai.com

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	As of December 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$516	$13,340
Restricted cash	330	876
Accounts receivable, net	20,039	25,311
Inventories, net	21,988	23,355
Prepaid expenses and other current assets	3,836	4,033
Assets held for sale	8,042	8,052
Total current assets	54,751	74,967
LONG-TERM ASSETS:
Property and equipment, net	79,889	87,766
Intangible assets, net	7,454	9,214
Other assets	816	944
TOTAL ASSETS	$142,910	$172,891

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit and notes payable	$955	$1,566
Current maturities of long-term debt	352	636
Current portions of capital lease obligations	2,217	965
Accounts payable	16,377	17,358
Accrued liabilities	6,012	5,749
Customer deposits	4,063	17,328
Liabilities held for sale	3,860	4,833
Total current liabilities	33,836	48,435

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	2,956	4,797
Long-term capital lease obligations, net of current portions	641	975
Other	2,169	825
Total long-term liabilities	5,766	6,597

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 14,197,792 and 13,977,920 shares issued and outstanding as of December 31, 2012 and 2011, respectively	14	140
Additional paid-in capital	373,605	370,123
Accumulated deficit	(270,311)	(252,404)
Total stockholders’ equity	103,308	117,859
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$142,910	$172,891

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Revenues	$44,908	$55,093	$210,707	$185,854
Cost of sales	44,102	54,087	202,257	178,536
Restructuring	576	42	1,614	131
Gross profit	230	964	6,836	7,187

OPERATING EXPENSES:
Selling, general and administrative	4,976	6,509	21,634	26,316
Intangible amortization	665	215	1,759	859
Restructuring	259	141	740	441
Total operating expenses	5,900	6,865	24,133	27,616
Operating loss	(5,670)	(5,901)	(17,297)	(20,429)

OTHER (EXPENSE) INCOME, net:
Interest expense, net	(658)	(272)	(1,711)	(1,117)
Other, net	513	610	1,271	1,169
Restructuring	(58)	(95)	(144)	(297)
Total other (expense) income, net	(203)	243	(584)	(245)

Net loss from continuing operations before provision for income taxes	(5,873)	(5,658)	(17,881)	(20,674)
(Benefit) provision for income taxes	5	44	26	68
LOSS FROM CONTINUING OPERATIONS	(5,878)	(5,702)	(17,907)	(20,742)
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	—	(22)	—	(1,206)
NET LOSS	$(5,878)	$(5,724)	$(17,907)	$(21,948)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED:
Loss from continuing operations	$(0.41)	$(0.41)	$(1.27)	$(1.79)
Loss from discontinued operations	—	(0.00)	—	(0.10)
Net loss	$(0.41)	$(0.41)	$(1.27)	$(1.89)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - Basic and diluted	14,166	13,975	14,058	11,617

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

 (IN THOUSANDS)

	For the Years Ended December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(17,907)	$(21,948)
Loss from discontinued operations	—	1,206
Loss from continuing operations	(17,907)	(20,742)

Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization expense	16,537	14,534
Impairment charges	—	—
Change in fair value of interest rate swap agreements	—	—
Deferred income taxes	—	—
Stock-based compensation	2,833	1,906
Allowance for doubtful accounts	163	1,004
Common stock issued under defined contribution 401(k) plan	523	150
Loss on disposal of assets	548	474
Changes in operating assets and liabilities:
Accounts receivable	5,109	(4,888)
Inventories	1,367	(5,616)
Prepaid expenses and other current assets	519	(10)
Accounts payable	(1,165)	(5,008)
Accrued liabilities	170	(648)
Customer deposits	(13,256)	8,447
Other non-current assets and liabilities	1,677	93
Net cash used in operating activities of continued operations	(2,882)	(10,304)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale of logistics business and related note receivable	375	952
Purchases of property and equipment	(5,738)	(4,708)
Proceeds from disposals of property and equipment	113	1,874
Decrease (increase) in restricted cash	546	(706)
Net cash used in investing activities of continued operations	(4,704)	(2,588)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of stock	—	11,697
Payments on lines of credit and notes payable	(78,785)	(1,517)
Payments on related party notes payable	(2,791)	(209)
Proceeds from lines of credit and notes payable	77,620	2,311
Payments for debt issuance costs	(638)	—
Principal payments on capital leases	(644)	(977)
Net cash (used in) provided by financing activities of continued operations	(5,238)	11,305

DISCONTINUED OPERATIONS:
Operating cash flows	—	(851)
Investing cash flows	—	—
Financing cash flows	—	(83)
Net cash used in discontinued operations	—	(934)

Add: Cash balance of discontinued operations, beginning of period	—	530
Less: Cash balance of discontinued operations, end of period	—	—

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(12,824)	(1,991)
CASH AND CASH EQUIVALENTS, beginning of the year	13,340	15,331
CASH AND CASH EQUIVALENTS, end of the year	$516	$13,340

Supplemental cash flow information:
Interest paid, net of capitalized interest	$1,450	$1,029
Income taxes paid	$26	$34
Non-cash investing and financing activities:
Issuance of restricted stock grants	$1,701	$900
Common stock issued under defined contribution 401(k) plan	$523	$150

BROADWIND ENERGY, INC. AND SUBSIDIARIES

SELECTED SEGMENT FINANCIAL INFORMATION

(IN THOUSANDS)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
REVENUES:
Towers and Weldments	$25,634	$34,576	$135,221	$116,926
Gearing	14,308	15,600	55,660	54,296
Services	6,069	5,481	22,106	16,291
Corporate and Other	(1,103)	(564)	(2,280)	(1,659)
Total revenues	$44,908	$55,093	$210,707	$185,854

OPERATING (LOSS) PROFIT:
Towers and Weldments	$(540)	$28	$2,766	$5,187
Gearing	(2,236)	(2,210)	(7,626)	(10,733)
Services	(854)	(1,385)	(4,185)	(5,247)
Corporate and Other	(2,040)	(2,334)	(8,252)	(9,636)
Total operating loss	$(5,670)	$(5,901)	$(17,297)	$(20,429)

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information with meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and twelve months ended December 31, 2012 and 2011. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Consolidated

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Operating Loss	$(5,670)	$(5,901)	$(17,297)	$(20,429)
Depreciation	3,423	3,408	13,919	13,674
Amortization	665	215	1,759	859
Share-based compensation and other stock payments	886	512	3,505	2,025
Other Income	513	515	1,271	873
Restructuring Expense	835	279	2,354	869
Total Adjusted EBITDA (Non-GAAP)	$652	$(972)	$5,511	$(2,129)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Towers and Weldments Segment	2012	2011	2012	2011
	(unaudited)		(unaudited)
Operating Profit	$(540)	$28	$2,766	$5,187
Depreciation	954	870	3,676	3,508
Share-based compensation and other stock payments	145	107	720	477
Other Income	463	563	992	1,229
Restructuring Expense	130	—	130	—
Total Adjusted EBITDA (Non-GAAP)	$1,152	$1,568	$8,284	$10,401

	Three Months Ended December 31,		Twelve Months Ended December 31,
Gearing Segment	2012	2011	2012	2011
	(unaudited)		(unaudited)
Operating Loss	$(2,236)	$(2,210)	$(7,626)	$(10,733)
Depreciation	1,893	2,210	8,378	9,063
Amortization	665	215	1,759	859
Share-based compensation and other stock payments	147	94	602	371
Other Income (Expense)	(1)	6	16	(437)
Restructuring Expense	548	121	1,910	412
Total Adjusted EBITDA (Non-GAAP)	1,016	436	5,039	(465)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Services Segment	2012	2011	2012	2011
	(unaudited)		(unaudited)
Operating Loss	$(854)	$(1,385)	$(4,185)	$(5,247)
Depreciation	563	292	1,800	937
Share-based compensation and other stock payments	65	39	405	149
Other Income (Expense)	58	(4)	267	135
Restructuring Expense	119	—	265	—
Total Adjusted EBITDA (Non-GAAP)	$(49)	$(1,058)	$(1,448)	$(4,026)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Corporate and Other	2012	2011	2012	2011
	(unaudited)		(unaudited)
Operating Loss	$(2,040)	$(2,334)	$(8,252)	$(9,636)
Depreciation	13	36	65	166
Share-based compensation and other stock payments	529	272	1,778	1,028
Other Income (Expense)	(7)	(50)	(4)	(54)
Restructuring Expense	38	158	49	457
Total Adjusted EBITDA (Non-GAAP)	$(1,467)	$(1,918)	$(6,364)	$(8,039)